Exhibit 99.1

THE HOME DEPOT ANNOUNCES CANADIAN LEADERSHIP TRANSITION

ATLANTA, Jan. 12, 2011 — The Home Depot®, the world’s largest home improvement retailer, today announced that Aaron Carmack has been promoted to president, The Home Depot Canada, effective January 31. Carmack, the current regional vice president of the Pac North region in the U.S., is replacing Annette Verschuren, who is leaving the Company after nearly 15 years of service.

Verschuren will remain with The Home Depot until January 30, the end of the Company’s 2010 fiscal year, to assist with the transition. She has been president, The Home Depot Canada since March 1996. During her tenure, she grew the division from 19 stores to its current position as the largest home improvement retailer in the country.

“These past fifteen years have been the best of my career,” said Verschuren. “However, I am ready to take some time off and then plan the next chapter of my life.”

“We cannot thank Annette enough for all she has done for our Company,” said Frank Blake, chairman and CEO. “She has been The Home Depot Canada’s leader from its infancy and has made it what it is today. We will miss her.”

Carmack, a 23-year retail veteran, will assume responsibility for the operations of the Company’s 179 Canadian stores. He joined The Home Depot in December 2003 and was promoted to regional vice president in March 2007. In this role, he oversees the performance of more than 100 stores in northern California, Nevada and Utah. Prior to The Home Depot, he worked for Midas International and spent the first 15 years of his career with Sears.

“Aaron has been a consistent high-performing regional vice president for the past several years. His proven record of success, coupled with his leadership ability, makes him an ideal fit to lead our Canadian division,” said Blake.

The Home Depot is the world’s largest home improvement specialty retailer, with 2,248 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces, Mexico and China. In fiscal 2009, The Home Depot had sales of $66.2 billion and earnings from continuing operations of $2.6 billion. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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For more information, contact:

News Media	Financial Community
Ron DeFeo	Diane Dayhoff
Sr. Director – Corporate Communications	VP – Investor Relations
770-384-3179	770-384-2666
ron_defeo@homedepot.com	diane_dayhoff@homedepot.com